Exhibit 99.1

FOOTNOTES

(1)
This statement is being filed with the Securities and Exchange Commission (the “SEC”) by KERN Cobalt Co-Invest Partners AP LP (the “AP Partnership”), Kern Cobalt Group Management Ltd. (“KERN Cobalt Group”), The Board of Trustees of the Leland Stanford Junior University, Caisse de dépôt et placement du Québec (“Caisse”), KERN Energy Partners I LP (“KERN I”), KERN Energy Partners II LP (“KERN II”), KERN Energy Partners III LP (“KERN III”) and KERN Cobalt Co-Invest V LP (“KERN V”), each a limited partner of the AP Partnership; KERN Energy Partners I U.S. LP (“KERN I U.S.”), KERN Energy Partners II U.S. LP (“KERN II U.S.”) and KERN Energy Partners III U.S. LP (“KERN III U.S.”), each a limited partner of KERN V; KERN Cobalt Group V LLC (“KERN Group V”), the general partner of KERN V; KERN Energy Partners Management Ltd. (“KERN Management”), the general partner of KERN I and KERN I U.S.; KERN Partners Ltd. (“KERN Partners”), the sole stockholder of KERN Cobalt Group, KERN Management and KERN Energy Partners Management II Ltd. (“KERN Management II”) and the sole member of KERN Group V; KERN Management II, the general partner of KERN II and KERN II U.S.; KERN Energy Partners GP III LP (“KERN Energy GP”), the general partner of KERN III and KERN III U.S.; KERN Energy Partners Management III Ltd. (“KERN Management III”), the general partner of KERN Energy GP; and Pentti Karkkainen, a director of KERN Partners (collectively, the “Reporting Persons”). Neither the present filing nor anything contained herein shall be construed as an admission that any Reporting Person constitutes a “person” for any purpose other than for compliance with Section 13(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).  Due to the electronic system’s limitation of 10 Reporting Persons per joint filing, this statement is being filed in duplicate.

(2)
Pursuant to an underwriting agreement, dated January 15, 2013 (the “Underwriting Agreement”), by and among the underwriters named therein (the “Underwriters”), Cobalt International Energy, Inc. (the “Company”) and the selling stockholders named in Schedule A thereto (the “Selling Stockholders”), the Underwriters agreed to purchase from the Selling Stockholders and the Selling Stockholders agreed to sell to the Underwriters an aggregate of 40,000,000 shares of common stock of the Company, par value $0.01 (“Common Stock”), which aggregate amount includes 3,900,000 shares of Common Stock held directly by the AP Partnership and indirectly by the other Reporting Persons (the “Offering”). On January 18, 2013, the Underwriters closed on the Offering, pursuant to which the Reporting Persons sold an aggregate of 3,900,000 shares of Common Stock.

Pursuant to the final prospectus filed with the SEC by the Company on January 17, 2013, the purchase price of the shares of Common Stock in the Offering paid by the Underwriters was $25.00 per share of Common Stock. Accordingly, the Reporting Persons sold an aggregate of 3,900,000 shares of Common Stock for an aggregate amount of $97,500,000.

(3)
As of January 18, 2013 the Reporting Persons may be deemed to beneficially own 23,039,795 shares of Common Stock, excluding 52,060 shares of Common Stock that are solely beneficially owned by Caisse as reported in the Form 4 filed with the SEC by Caisse on November 7, 2012.  Each Reporting Person disclaims beneficial ownership of the securities reported herein except to the extent of its pecuniary interests therein. Each Reporting Person may be deemed to be a member of a “group” for purposes of the Exchange Act. This Form 4 shall not be deemed to be an admission that any Reporting Person is a member of a “group”, the beneficial owner of any securities reported herein or has any pecuniary interest in any of the securities reported herein, in each case, for purposes of Section 16 of the Exchange Act or for any other purpose.